Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Asensus Surgical, Inc.

Durham, North Carolina

We hereby consent to the incorporation by reference in the Prospectus and Prospectus Supplement constituting a part of this Registration Statement of our reports dated February 28, 2022, relating to the consolidated financial statements of Asensus Surgical, Inc. and the effectiveness of Asensus Surgical, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus and Prospectus Supplement.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 18, 2022